Exhibit 8

                               Brown & Wood LLP
                            One World Trade Center
                           New York, New York 10048


                                                 December 1, 1999

Reckson Associates Realty Corp.
225 Broadhollow Road
Melville, New York 11747

                  Re:      REIT Federal Income Tax Opinion

Ladies and Gentlemen:

     You have requested our opinion concerning certain federal income tax matters with respect to Reckson Associates Realty Corp., a Maryland corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed on or about December 1, 1999, relating to the registration of 6,000,000 shares of Series B Convertible Cumulative Preferred Stock of the Company (the "Preferred Stock") and such indeterminate number of shares of common stock of the Company issuable upon conversion of the Preferred Stock.

     This opinion is based, in part, upon various assumptions and representations, including representations made by the Company as to factual matters set forth in the Registration Statement (attached as an exhibit hereto). This opinion is also based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as they exist at the date of this letter. All of the foregoing statutes, regulations and interpretations are subject to change, in some circumstances with retroactive effect. Any changes to the foregoing authorities might result in modifications of our opinions contained herein.

     Based on the foregoing, we are of the opinion that, commencing with the Company's taxable year ended December 31, 1995, the Company has been organized in conformity with the requirements for qualification as a real estate investment trust (a "REIT") under the Code and the proposed method of operating the Company will enable the Company to meet the requirements for qualification and taxation as a REIT.

     We express no opinion with respect to the transactions described herein and in the Registration Statement other than those expressly set forth herein. Furthermore, the Company's qualification as a REIT will depend upon the Company's meeting, in its actual operations, the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code and Treasury Regulations necessary for a corporation to qualify as a REIT. We will not review these operations and no assurance can be given that the actual operations of the Company and its affiliates will meet these requirements or the representations made to us with respect thereto.

     This opinion is furnished to you solely for your use in connection with the Registration Statement. We hereby consent to the filing of this opinion as
Exhibit 8.1 to the Registration Statement and to the use of our name in connection with the material discussed therein under the caption "Federal Income Tax Considerations."

                               Very truly yours,

                             /s/ Brown & Wood LLP


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